               AMENDED AND RESTATED SERVICE PLAN AND AGREEMENT

                                     with

                      OppenheimerFunds Distributor, Inc.

                            For Class A Shares of

                        Oppenheimer Main Street Fund(R)
               A series of Oppenheimer Main Street Funds, Inc.

     This Amended and Restated  SERVICE PLAN AND AGREEMENT (the "Plan") is dated as of the 28th day of April,  2005, by and between  Oppenheimer Main Street Fund
(the  "Fund"),   a  series  of   Oppenheimer   Main  Street   Funds,   Inc.  and
OppenheimerFunds Distributor, Inc. (the "Distributor").

     1. The Plan.  This Plan is the Fund's written  service plan for its Class A
Shares described in the Fund's  registration  statement as of the date this Plan takes effect,  contemplated by and to comply with Rule 2830 of the Conduct Rules of the NASD,  pursuant to which the Fund will  reimburse the  Distributor  for a portion of its costs  incurred  in  connection  with the  personal  service  and maintenance of shareholder  accounts  ("Accounts") that hold Class A Shares (the
"Shares")  of the Fund.  The Fund may be deemed to be acting as  distributor  of securities  of  which  it is the  issuer,  pursuant  to  Rule  12b-1  under  the
Investment Company Act of 1940 (the "1940 Act"),  according to the terms of this
Plan.  The  Distributor  is authorized  under the Plan to pay  "Recipients,"  as hereinafter defined, for rendering services and for the maintenance of Accounts.
Such Recipients are intended to have certain rights as third-party beneficiaries under this Plan.

     2.  Definitions.  As used in this Plan, the following  terms shall have the following meanings:

      (a)   "Recipient"  shall  mean  any  broker,   dealer,   bank  or  other
      institution  which:  (i) has rendered  services in  connection  with the personal  service and  maintenance  of Accounts;  (ii) shall furnish the
      Distributor  (on  behalf  of the  Fund)  with  such  information  as the
      Distributor  shall  reasonably  request to answer such  questions as may arise  concerning  such  service;  and  (iii) has been  selected  by the
      Distributor  to receive  payments  under the Plan.  Notwithstanding  the foregoing,  a majority of the Fund's  Board of Directors  (the  "Board")
      who are not  "interested  persons"  (as defined in the 1940 Act) and who have no direct or indirect  financial  interest in the operation of this
      Plan or in any  agreements  relating  to  this  Plan  (the  "Independent
      Directors") may remove any broker,  dealer, bank or other institution as
      a  Recipient,   whereupon   such   entity's   rights  as  a  third-party
      beneficiary hereof shall terminate.

      (b)   "Qualified  Holdings" shall mean, as to any Recipient,  all Shares owned  beneficially  or of record by: (i) such  Recipient,  or (ii) such brokerage or other  customers,  or investment  advisory or other clients of such  Recipient  and/or  accounts  as to which  such  Recipient  is a fiduciary or custodian or co-fiduciary  or  co-custodian  (collectively, the "Customers"),  but in no event shall any such Shares be deemed owned by more than one  Recipient  for  purposes  of this  Plan.  In the event that two entities would  otherwise  qualify as Recipients as to the same
      Shares,  the Recipient which is the dealer of record on the Fund's books shall be deemed the  Recipient  as to such  Shares for  purposes of this
      Plan.

3.    Payments.

      (a)   Under the Plan,  the Fund will make  payments to the  Distributor, within  forty-five  (45) days of the end of each calendar  quarter or at such other  interval as deemed  appropriate by the  Distributor,  in the amount of the  lesser of:  (i) 0.25% on an annual  basis of the  average during the  calendar  quarter of the  aggregate  net asset  value of the
      Shares,  computed  as of the  close of each  business  day,  or (ii) the
      Distributor's  actual  expenses  under the Plan for that  quarter of the type  approved by the Board.  Notwithstanding  the  foregoing,  the Fund will not make  payments to the  Distributor  in excess of the amount the
      Distributor  pays to  Recipients.  The  Distributor  will  use  such fee received from the Fund in its entirety to reimburse  itself for payments to  Recipients  and for its  other  expenditures  and  costs of the type approved by the Board incurred in connection  with the personal  service and maintenance of Accounts including,  but not limited to, the services described in the  following  paragraph.  The  Distributor  may make Plan payments to any "affiliated  person" (as defined in the 1940 Act) of the
      Distributor if such affiliated person qualifies as a Recipient.

     The services to be rendered by the Distributor and Recipients in connection with the personal service and the maintenance of Accounts may include, but shall not  be  limited  to,  the  following:  answering  routine  inquiries  from  the
Recipient's  customers  concerning  the  Fund,  providing  such  customers  with information on their investment in Shares,  assisting in the  establishment  and maintenance  of  accounts  or  sub-accounts  in  the  Fund,  making  the  Fund's investment  plans and dividend  payment  options  available,  and providing such other  information and customer liaison services and the maintenance of Accounts as the Distributor or the Fund may reasonably request. It may be presumed that a
Recipient has provided services qualifying for compensation under the Plan if it has  Qualified  Holdings of Shares to entitle it to payments  under the Plan. In the event that either the Distributor or the Board should have reason to believe that,  notwithstanding the level of Qualified  Holdings,  a Recipient may not be rendering  appropriate  services,  then the  Distributor,  at the request of the
Board,  shall  require  the  Recipient  to  provide  a  written  report or other information to verify that said Recipient is providing  appropriate  services in this regard. If the Distributor still is not satisfied,  it may take appropriate steps to terminate the Recipient's status as such under the Plan, whereupon such entity's rights as a third-party beneficiary hereunder shall terminate.

            Payments  received by the Distributor from the Fund under the Plan will not be used to pay any interest expense,  carrying charges or other financial  costs, or allocation of overhead by the  Distributor,  or for any other purpose other than for the payments  described in this Section
      3. The amount  payable to the  Distributor  each quarter or other period will be reduced  to the extent  that  reimbursement  payments  otherwise permissible  under  the Plan have not been  authorized  by the Board for that period.  Any unreimbursed  expenses incurred for any quarter by the
      Distributor may not be recovered in later periods.

(b)   The  Distributor  shall make payments to any  Recipient  quarterly or at such other  interval as deemed  appropriate by the  Distributor,  within forty-five (45) days of the end of each calendar quarter,  at a rate not to exceed  0.25% on an annual  basis of the average  during the calendar quarter of the  aggregate  net asset value of the Shares  computed as of
      the  close  of  each   business   day,  of  Qualified   Holdings   owned
      beneficially  or  of  record  by  the  Recipient  or by  its  Customers.
      However,  no such  payments  shall be made to any Recipient for any such quarter in which its Qualified  Holdings do not equal or exceed,  at the end of such period, the minimum amount ("Minimum  Qualified  Holdings"), if any,  to be set from time to time by a  majority  of the  Independent
      Directors.

            Alternatively,  the Distributor may, at its sole option,  make the following  service fee  payments to any  Recipient  quarterly or at such
      other  interval  as  deemed  appropriate  by  the  Distributor,   within
      forty-five  (45) days of the end of each calendar  quarter or other such period:  (A)  "Advance  Service  Fee  Payments"  at a rate not to exceed
      0.25% of the average  during the calendar  quarter of the  aggregate net asset  value of Shares,  computed as of the close of business on the day such  Shares  are sold,  constituting  Qualified  Holdings,  sold by the
      Recipient  during that  quarter and owned  beneficially  or of record by the  Recipient or by its  Customers,  plus (B) service fee payments at a rate not to exceed  0.25% on an annual  basis of the average  during the calendar  quarter of the aggregate  net asset value of Shares,  computed as of the close of each business day,  constituting  Qualified  Holdings owned  beneficially  or of record by the  Recipient or by its  Customers for a  period  of more  than one (1)  year.  At the  Distributor's  sole option,  Advance  Service  Fee  Payments  may be made  more  often  than quarterly,  and  sooner  than the end of the  calendar  quarter.  In the event Shares are redeemed  less than one year after the date such Shares were sold, the Recipient is obligated to and will repay the  Distributor on demand a pro rata  portion  of such  Advance  Service  Fee  Payments, based on the ratio of the time such Shares were held to one (1) year.

            A majority of the  Independent  Directors  may at any time or from time to time  increase or  decrease  and  thereafter  adjust the rate of fees to be  paid  to the  Distributor  or to any  Recipient,  but not to exceed the rate set forth above,  and/or increase or decrease the number of shares  constituting  Minimum  Qualified  Holdings.  The  Distributor
      shall notify all  Recipients of the Minimum  Qualified  Holdings and the
      rate of payments hereunder  applicable to Recipients,  and shall provide each  Recipient  with written  notice  within thirty (30) days after any change in these  provisions.  Inclusion of such  provisions  or a change in such  provisions in a revised  current  prospectus  shall  constitute sufficient notice.

      (c)   Under  the  Plan,  payments  may be  made  to  Recipients:  (i) by
      OppenheimerFunds,  Inc.  ("OFI")  from  its  own  resources  (which  may include  profits  derived  from the  advisory  fee it receives  from the
      Fund),  or (ii) by the  Distributor (a subsidiary of OFI),  from its own resources.

     4. Selection and Nomination of Directors. While this Plan is in effect, the selection or replacement  of  Independent  Directors and the nomination of those persons to be Directors of the Fund who are not "interested persons" of the Fund shall be committed  to the  discretion  of the  Independent  Directors.  Nothing herein shall prevent the Independent  Directors from soliciting the views or the involvement  of others in such  selection or nomination if the final decision on any such  selection  and  nomination  is approved by a majority of the incumbent
Independent Directors.

     5. Reports.  While this Plan is in effect,  the Treasurer of the Fund shall provide at least  quarterly a written report to the Fund's Board for its review, detailing  the  aggregate  amount of payments made pursuant to this Plan and the purposes for which the payments  were made.  The report shall state  whether all provisions of Section 3 of this Plan have been complied  with.  The  Distributor shall annually  certify to the Board the amount of its total  expenses  incurred that year with respect to the personal  service and  maintenance  of Accounts in conjunction with the Board's annual review of the continuation of the Plan.

     6.  Related  Agreements.  Any  agreement  related  to this Plan shall be in writing and shall  provide  that:  (i) such  agreement  may be terminated at any time,  without payment of any penalty,  by vote of a majority of the Independent
Directors  or by a vote of the holders of a  "majority"  (as defined in the 1940
Act) of the Fund's  outstanding voting securities of the Class, on not more than sixty  days  written  notice  to any  other  party to the  agreement;  (ii) such agreement shall  automatically  terminate in the event of its  "assignment"  (as defined in the 1940 Act);  (iii) it shall go into effect when approved by a vote of the Board and its  Independent  Directors  cast in person at a meeting called for the  purpose  of  voting  on such  agreement;  and  (iv)  it  shall,  unless terminated as herein provided, continue in effect from year to year only so long as such continuance is specifically  approved at least annually by the Board and its Independent  Directors cast in person at a meeting called for the purpose of voting on such continuance.

     7. Effectiveness,  Continuation,  Termination and Amendment.  This Plan has
been approved by a vote of the Independent Directors cast in person at a meeting called on  October  28,  2005 for the  purpose  of voting on this  Plan.  Unless terminated as hereinafter provided, it shall continue in effect until renewed by the  Board  in  accordance  with  the  Rule  and  thereafter  from  year to year thereafter  or as the  Board  may  otherwise  determine  only  so  long  as such continuance  is  specifically  approved  at least  annually by the Board and its
Independent  Directors  by a vote cast in person  at a  meeting  called  for the purpose of voting on such  continuance.  This Plan may be terminated at any time by vote of a majority of the Independent Directors or by the vote of the holders of a "majority"  (as defined in the 1940 Act) of the Fund's  outstanding  voting securities of Class A. This Plan may not be amended to increase  materially  the amount of payments to be made without  approval of the Class A Shareholders,  in the manner described  above,  and all material  amendments must be approved by a vote of the Board and of the Independent Directors.

                              Oppenheimer Main Street Funds, Inc., On
                              behalf of its series, Oppenheimer Main
                              Street Fund

                                    By: /s/ Robert G. Zack
                                        ___________________________
                                         Robert G. Zack,
                                         Vice President and Secretary

                              OppenheimerFunds Distributor, Inc.

                                    By:  /s/ James H. Ruff
                                        ___________________________
                                         James H. Ruff,
                                         President